AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2000

                                                REGISTRATION NO. 33-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                        AFFILIATED RESOURCES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            COLORADO                                  84-1045715
(State or Other Jurisdiction of                    (I.R.S. Employer
 Incorporation or Organization)                  (Identification No.)


                       3050 Post Oak Boulevard, Suite 1080
                              Houston, Texas 77056
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

           Affiliated Resources Corporation 2000 Incentive Awards Plan
                              Consulting Agreements
                            Legal Services Agreements
                            (Full Title of the Plan)
                              ____________________

                                Peter C. Vanucci
                             Chief Executive Officer
                       3050 Post Oak Boulevard, Suite 1080
                              Houston, Texas 77056
                                 (713) 355-8940
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             Brian A. Lebrecht, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

                                           Proposed Maximum    Amount of
Title of Securities      Amount to be      Offering Price      Aggregate Offering   Registration
to be Registered         Registered        per Share(1)        Price                Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $0.003(2)         3,000,000      $        0.50      $      1,500,000     $      396.00

Common Stock,
par value $0.003(3)         2,340,160      $        0.50      $      1,170,080     $      308.90
------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE      5,340,000      $        0.50      $      2,670,080     $      704.90

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported by the NASDAQ Over-The-Counter Bulletin Board on September 13, 2000.

(2) Represents shares of Common Stock underlying options to be issued pursuant to the Affiliated Resources Corporation 2000 Awards Incentive Plan.

(3) Represents shares of Common Stock issued to consultants and legal counsel of the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

Affiliated Resources Corporation ("Affiliated") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of common stock, $.003 par value per share, of Affiliated, issuable pursuant to Affiliated's 2000 Awards Incentive Plan.

Under cover of this Form S-8 is a Reoffer Prospectus Affliated prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,340,160 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

Affiliated will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). Affiliated does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                        AFFILIATED RESOURCES CORPORATION
                       3050 POST OAK BOULEVARD, SUITE 1080
                              HOUSTON, TEXAS 77056

                        2,340,160 SHARES OF COMMON STOCK


The shares of common stock, $0.003 par value per share, of Affiliated Resources Corporation ("Affiliated" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for to consulting and legal services that the Selling Shareholders provided to Affiliated.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Affiliated will not receive proceeds from the sale of any of the Shares. Affiliated is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Affiliated's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "ARCX".

                           ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 10.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                               September 13, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information                6
Incorporated  Documents                                 6
The  Company                                            8
Risk  Factors                                          10
Use  of  Proceeds                                      14
Selling  Shareholders                                  15
Plan  of  Distribution                                 16
Legal  Matters                                         17
Experts                                                17
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

Affiliated is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Affiliated to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Affiliated's Annual Report on Form 10-KSB, dated May 17, 2000, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at Affiliated, at Affiliated's executive offices, located at 3050 Post Oak Boulevard, Suite 1080, Houston, Texas 77056. Affiliated's telephone number is (713) 355-8940.

                             THE  COMPANY

     Affiliated Resources Corporation, formerly known as Synaptix Systems Corporation (the "Company"), was incorporated in the State of Colorado in December 1986 and became a public company in August 1987. By 1995, our operations were focused on software development, however, as a result of a management change in March 1998, the undeveloped software operations were discontinued and sold. Subsequently, we were repositioned to focus on the acquisition of industry related companies whose products or services are technically innovative and market proven, but whose market penetration can be significantly expanded through enhanced marketing or additional capitalization.

     Our Management plans to expand the Company by introducing new products and by developing strategic marketing alliances to promote our existing products in the national market. In addition, expansion will also be achieved through selected related industry acquisitions using leverage, stock of the Company, or a combination of both. Management believes that current discussions with investors will yield additional capital to pursue acquisitions and provide sufficient working capital for future operations.

     On December 30, 1998, we acquired all of the issued and outstanding stock of ChemWay Systems, Inc. ("ChemWay"), from Evans Systems, Inc., a Texas corporation ("Evans"), and Way Energy, Inc., a Delaware corporation, in exchange for 1,500,000 shares of our common stock. ChemWay is in the business of producing and distributing aftermarket automotive fluids, including automotive care and performance products, refrigerants, lubricants and solvents. Currently, ChemWay is fully operational and, subject to the constraints of operating capital, is capable of providing customers with a full line of its products.

      In acquiring ChemWay, we agreed to fulfill certain covenants including, but not limited to, (i) raising at least $1,500,000 in additional proceeds from the sale of Common Stock in a private placement, and (ii) paying the mortgage indebtedness on ChemWay's commercial industrial facility described below (which amounted to $232,500 plus principal and interest at December 31, 1999). We have fulfilled covenant (ii) and are currently in negotiations with Evans Systems with regard to covenant (i). Our obligation under the Purchase Agreement is secured by a pledge of substantially all of the assets of ChemWay.

     On December 27, 1999, we acquired an 85% limited partnership interest in Seneca Energy Partners, L.P. for 800,000 shares of common stock of the Corporation and a stock option to purchase up to 425,000 additional shares at an exercise price of $0.10 per share. By focusing on the acquisition of working interests in producing oil and gas wells and by selective offset drilling in established fields, Seneca's strategy is to significantly add to its reserves, generate consistent revenues, and thus build the overall book value of the company.

     On September 11, 2000, we executed a letter of intent to acquire Modular Processing Technologies, Inc., a Nevada corporation. The acquisition is subject to the completion of due diligence and execution of a definitive acquisition agreement between the parties.

Patents,  Trademarks,  Licenses

     In March 1998, as a result of the change in Management, we sold undeveloped Software Assets to Mobilelink Communications, Inc.("Mobile"). We retained a five percent interest in Mobile's gross sales of the Software Assets, beginning with the fiscal quarter ending June 30, 1998. If gross sales did not exceed $200,000 within 24 months from the closing date of the transaction, then the Software Assets are to be returned to the Company. As of March 31, 2000, the Software Assets remain in a development stage, and, therefore, we have not received any revenue to date as a result of its retained interest in the Software Assets and we are entitled to the return of the Software Assets. Although we are not confident that the Software Assets can ever be developed, we are currently taking steps to evaluate the Software Assets to determine any residual value that may remain.

     As of December 31, 1999, we owned commercial industrial property which consisted of 2,400 square feet of administrative offices; 53,000 square feet of warehouse; and 16,539 square feet of manufacturing and warehouse facilities in Bay City, Texas, which were acquired in the ChemWay acquisition. Of the real property acquired, 16,539 square feet is located on a 13 acre tract that is leased from the Port of Bay City, Texas. In Chemway acquisition, the Company also assumed a sublease of 14,528 square feet of manufacturing and warehouse space that is also located on the 13 acre tract. The Company leases approximately 1,600 square feet of administrative office space in Houston, Texas, and leases approximately 800 square feet of executive offices in Brecksville, Ohio.

                             RISK  FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. As of June 30, 2000, we had an accumulated deficit of $12,003,000 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. No person should invest in this offering unless they can afford to lose their entire investment.

YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

FUTURE CAPITAL NEEDS. To date, we have relied mostly on private funding from the sale of restricted shares of our Common Stock and short term borrowing to fund our operations. To date, we have generated insufficient revenue to meet our ongoing expenses and have extremely limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including our ability to market our services successfully, our cash flow from operations, and competing market developments. Our business plan requires additional funding beyond the proceeds previously generated from the sale of our restricted Common Stock. Consequently, although we currently have no specific plans or arrangements for financing, we intend to raise additional funds through private placements, public offerings or other financings. Any equity financings would result in dilution to our then-existing shareholders. Additionally, sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations. We currently anticipate that our existing capital resources will not be adequate to satisfy our current operating expenses and capital requirements for the next full fiscal year. Consequently, we may have to secure additional financing in order to develop our business plan.

THERE IS A LIMITED PUBLIC TRADING MARKET FOR OUR COMMON STOCK. Our Common Stock presently trades on the Nasdaq over-the-counter bulletin board under the symbol ARCX. There can be no assurance, however, that such market will continue or that investors in this offering will be able to liquidate their shares acquired in this Offering at the price herein or otherwise. There can be no assurance that any other market will be established in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our Common Stock may be highly volatile. Additionally, the factors discussed in this Risk Factors section may have a significant impact on the market price of the shares offered in this Reoffer Prospectus.

LEGAL PROCEEDINGS. We may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of our business. Currently, we are defendants in three actions which, if we are unsuccessful in defending, could have a material adverse effect on our results of operations.

     1. We are currently a defendant in an action entitled Evans Systems, Inc. and Way Energy, Inc. v. Affiliated Resources Corporation, et al; Cause NO. 00-J-0443-C filed in the 130th Judicial Court of Matagorda County, Texas. The plaintiff, former owners of our subsidiary Chemway Systems, Inc., are suing to foreclose alleged liens and recover the assets of our subsidiary Chemway. Evans and Way Energy have alleged claims for breach of contract alleging that we failed to perform under the terms of our agreement to acquire Chemway. We adamantly dispute their claims and will vigorously defend the lawsuit. No assurances can be made however, that we will be successful in defending the action. Failure to successfully defend the action will result in a material adverse effect on our results of operations.

     2. We are also currently a defendant in an action entitled Virginia Lazar vs. Affiliated Resources Corporation et al; Cause NO. 2000-32073 filed in the 133rd Judicial District Court of Harris County, Texas. This is an action by a former shareholder which seeks, among other things, back salary in the alleged amount of $310,000 and options to purchase 500,000 shares of our common stock. We dispute Ms. Lazar's claims and will vigorously defend the action. Failure to successfully defend the action may result in a material adverse effect on our results of operations.

     3. We are also currently a defendant in an action entitled Wayne Philips and Bob Limbaugh DBA Limbaugh, Rusimore Phillps & Associates LLC vs. Harris "Butch" Ballow and Affiliated Resources Corp.; Cause NO. 2000-19099 filed in eh 164th Judicial District Court of Harris County, Texas. Plaintiffs in this case claim that they had a contract with the our predecessor entitling them to be directors of the Company. Plaintiffs also claim damages of $38,300 and up to one million shares of our common stock. We plan to vigorously defend this action. Failure to successfully defend the action may result in a material adverse effect on our results of operations.

CONCENTRATION OF STOCK OWNERSHIP. As of June 30, 2000, the present directors and executive officers, and their respective affiliates beneficially owned approximately 23% of our outstanding common stock. As a result of their ownership, the directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Affiliated.

DEPENDENCE ON MANAGEMENT. Our success depends, to a significant extent, upon certain key employees and directors, including primarily, Peter C. Vanucci and Catherine A. Tamme. The loss of services of one or more of these employees or directors could have a material adverse effect on our business. In addition, we have substantial need for additional qualified management and marketing personnel. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in attracting and retaining such personnel. Competition for such personnel is intense. We currently do not maintain a policy of key man life insurance on any employees.

NEED FOR ADDITIONAL PERSONNEL. We employed four full-time employees as of August 31, 2000. Of these, three are employed in management, and one is employed as an administrative assistant. At August 31, 2000, ChemWay employed an additional eight employees. Our success may depend on our ability to attract and retain other qualified technical and management personnel. We compete for such persons with other companies, academic institutions, government entities, and other organizations, most of which have substantially greater capital resources and facilities than we do. There can be no assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business as proposed. Furthermore, our possible future expansion into activities requiring additional expertise in marketing will place increased demands on our resources and management skills. Our lack of working capital increases the risk that key employees will be attracted to other business opportunities.

DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. We plan to expand our level of operations. Our operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, our planned expansion of operations may cause significant strain on our management, technical, financial and other resources. To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that we will successfully be able to achieve these goals. If we are unable to manage growth effectively, our operating results will be adversely affected.

AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK. Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below current market prices therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

AUTHORIZATION OF ADDITIONAL SHARES OF PREFERRED STOCK. Our Articles of Incorporation also authorizes the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. Consequently, our Board of Directors have the authority to fix the number of preferred shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, in a resolution or resolutions adopted by the Board of Directors providing for the issue of such shares. The Board of Directors are also authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

DISCONTINUED OPERATIONS. During 1998, we acquired CobolTexas, Inc., in exchange solely for 641,026 shares of the Company's common stock. CobolTexas, Inc. had developed a software product that uses on- line technology to solve Year 2000 compliance problems for COBOL software users. Due to internal operating problems with the program, which were investigated and confirmed by an independent consultant hired by the Company, no sales of the product could be completed. Because some of the former shareholders of CobolTexas, Inc. may have been aware of the problem and because minimum gross revenues as specified in the original contract have not been met, the Board of Directors determined to attempt to rescind the transaction and recover the shares issued to former COBOL shareholders. To date, only one former shareholder has complied with this equest and a certificate representing 240,385 shares has been returned to the Company. There can be no assurances that we will be able to recover the remaining 400,641 shares from the CobolTexas, Inc. shareholders.

                               USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of Affiliated to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Affiliated for consulting and legal services they provided to Affiliated. The Selling Shareholders may resell all, a portion, or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of September 13, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.




                        NUMBER OF     NUMBER OF SHARES                                     % OF SHARES OWNED
SELLING                 SHARES OWNED  REGISTERED BY                                        BY SHAREHOLDER
SHAREHOLDERS            BEFORE SALE   PROSPECTUS        NUMBER OF SHARES OWNED AFTER SALE  AFTER SALE
----------------------  ------------  ----------------  ---------------------------------  -----------

Michael R. Bradle       1,325,000     1,325,000         0                                  0.00%

Harold T. Bradle Jr.        7,500         7,500         0                                  0.00%

Lyla V. Bradle              7,500         7,500         0                                  0.00%

Steven J. Bradle            7,500         7,500         0                                  0.00%

Timothy A. Bradle           7,500         7,500         0                                  0.00%

Mary S. Bradle              7,500         7,500         0                                  0.00%

Robert L. Bradle           25,000        25,000         0                                  0.00%

David D. Bradle            25,000        25,000         0                                  0.00%

Robert L. Ketchand        250,000       250,000         0                                  0.00%

Richard C. Dennis          50,000        50,000         0                                  0.00%

Ronnie Hampton             10,000        10,000         0                                  0.00%

John Cameron              250,000        40,000         210,000                            0.82%

Glenn W. Michalk           37,500        37,500         0                                  0.00%

Jay R. Beatty             456,250       456,250         0                                  0.00%

Bruce R. Ripper             5,000         5,000         0                                  0.00%

Manuel Alcozer             56,250        56,250         0                                  0.00%

M. Richard Cutler (1)     491,370 (2)    16,995         474,375                            1.85%

Brian A. Lebrecht (1)     163,790 (3)     5,665         158,125                            0.62%

    TOTAL SELLING SHARES:             2,340,160


(1) Mr. Cutler and Mr. Lebrecht are Affiliated's securities attorneys. The securities registered pursuant to the Reoffer Prospectus represents shares of common stock issued to Mr. Cutler and Mr. Lebrecht in exchange for legal services provided to Affiliated.

(2) Of these, 474,375 are shares held as security for a put option held by Mr. Cutler to put 150,000 shares back to the Company at a price of $0.50 per share.

(3) Of these, 158,125 are shares held as security for a put option held by Mr. Lebrecht to put 50,000 shares back to the Company at a price of $0.50 per share.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. The Cutler Law Group and its employees currently holds 655,160 shares of the Company's Common Stock, of which 632,500 are held only as security for a put option to put 200,000 shares back to the Company at a price of $0.50 per share.

                                     EXPERTS

The balance sheets as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the two years ended December 31, 1999 and 1998 of Affiliated Resources Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Weinstein Spira & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Annual Report dated May 17, 2000 on Form 10-KSB filed with the Commission on May 18, 2000.

(ii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, counsel to the Company.

Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 491,370 shares of Common Stock of the Company. Of the foregoing, 16,995 shares are being registered for sale herein. Other employees of the Cutler Law Group hold an additional 163,790 shares of the Common Stock of the Company, 5,665 of which are being registered for resale herein.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Colorado and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory and legal services rendered. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.  EXHIBITS

3.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference).

3.2          Bylaws  of  the  Registrant  (incorporated  by  reference).

5.1 Opinion of Cutler Law Group, counsel to the Registrant, regarding legality of securities being registered.

23.1          Consent  of  Cutler  Law  Group  (included  in  Exhibit  5.1).

23.2          Consent  of  Weinstein  Spira  & Company, P.C., Independent Public
Accountants.

99.1 Affiliated Resources Corporation 2000 Incentive Awards Plan (previously filed as Exhibit "B" to the Company's Definitive 14A Proxy Statement filed with the Commission on July 25, 2000).

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To  include  any prospectus required by section 10(a) (3) of the Securities
Act  of  1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 13, 2000



                                             Affiliated  Resources  Corporation

                                             /s/  Peter  C.  Vanucci

                                             By:     Peter  C.  Vanucci
                                             Its:    Chairman  &  CEO



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/  Peter  C.  Vanucci                    Chairman,  CEO  and  Director
------------------------
Peter  C.  Vanucci



 /s/  Edward  S.  Fleming                   Director
-------------------------
Edward  S.  Fleming



 /s/  Thomas  McManamon                     Director
-----------------------
Thomas  McManamon